Exhibit 99.1



                                             Contact:  Media Relations
                                                       Kavita Mahtani
                                                       212-761-6027

                                                       For Immediate Release

[Morgan Stanley Logo Omitted]

Edward A. Brennan to Rejoin Morgan Stanley Board of Directors

NEW YORK, December 13, 2004 - Morgan Stanley announced today that Edward A. Brennan will return to the company's board of directors after a 14-month absence during which time he served as Executive Chairman of AMR Corp., parent company of American Airlines, on whose board Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell also serves.

Mr. Brennan left Morgan Stanley's board in October 2003 to avoid a situation in which the two companies would have their respective chairmen serving on each other's boards. Earlier this year, however, Mr. Brennan relinquished the executive chairman post at AMR Corp.

"We are delighted that Ed Brennan is returning to our board. Our company and our shareholders will once again have the benefit of his diligent oversight and wise counsel," Mr. Purcell said.

Mr. Brennan served on the board of Dean Witter, Discover & Co. at the time of its initial public offering in 1993 and remained on the board following the company's merger with Morgan Stanley Group Inc. in 1997.

Morgan Stanley (NYSE: MWD) is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 27 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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